SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                             (Amendment No.     )

      Filed by the Registrant                      [X]
      Filed by a Party other than the Registrant   [ ]
      Check the appropriate box:
      [ ]  Preliminary Proxy Statement
      [ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      [X]  Definitive Proxy Statement
      [ ]  Definitive Additional Materials
      [ ]  Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                         Philip Morris Companies Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                    N/A
--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies:


       -------------------------------------------------------------------------

   (2) Aggregate number of securities to which transactions applies:


       -------------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


       -------------------------------------------------------------------------

   (4) Proposed maximum aggregate value of transaction:


       -------------------------------------------------------------------------

   (5) Total fee paid:


       -------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


       -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:


       -------------------------------------------------------------------------

     (3) Filing Party:


       -------------------------------------------------------------------------

     (4) Date Filed:


       -------------------------------------------------------------------------

                                    [LOGO]

                                 PHILIP MORRIS
                                 COMPANIES INC.

GEOFFREY C. BIBLE                                              120 PARK AVENUE
CHAIRMAN AND CHIEF EXECUTIVE OFFICER                         NEW YORK, NY 10017

                                                                  March 11, 1996

DEAR STOCKHOLDER:

You are cordially invited to attend the 1996 Annual Meeting of Stockholders of Philip Morris Companies Inc. The meeting will be held at 9:00 a.m. on Thursday, April 25, 1996, at the Philip Morris Manufacturing Center, 3601 Commerce Road, Richmond, Virginia.

At the meeting, we will elect fourteen directors and act upon the selection of auditors. If presented, we will also vote on four stockholder proposals. There will also be a report on the Company's business, and stockholders will have an opportunity to ask questions.

We anticipate that a large number of stockholders will attend the meeting. As seating is limited, we suggest you arrive by 8:30 a.m., when the auditorium will be opened. If the auditorium is filled, there will be additional seating outside the auditorium from which the proceedings may be viewed. Those needing special assistance at the meeting are requested to write the Corporate Secretary at 120 Park Avenue, New York, New York 10017. IF YOU ARE A REGISTERED STOCKHOLDER AND PLAN TO ATTEND THE MEETING, PLEASE DETACH AND RETAIN THE ADMISSION TICKET AND MAP THAT IS ATTACHED TO THE PROXY CARD. IF YOUR SHARES ARE HELD IN THE NAME OF A BROKER OR OTHER NOMINEE AND YOU DO NOT HAVE AN ADMISSION TICKET, PLEASE BRING PROOF OF YOUR SHARE OWNERSHIP TO THE MEETING.

The vote of each stockholder is important. I urge you to sign, date and return the enclosed proxy card as promptly as possible. In this way, you can be sure your shares will be voted, and you will spare your Company the expense of a follow-up mailing.

                                        Sincerely,


                                        /s/ Geoffrey C. Bible


               -------------------------------------------------

               FOR FURTHER INFORMATION ABOUT THE ANNUAL MEETING,
                           PLEASE CALL 1-800-367-5415

               -------------------------------------------------

                          PHILIP MORRIS COMPANIES INC.
                                120 Park Avenue
                            New York, New York 10017


                              -------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                    TO BE HELD THURSDAY, APRIL 25, 1996


To the Stockholders of
PHILIP MORRIS COMPANIES INC.:

The annual meeting of stockholders of Philip Morris Companies Inc. will be held on Thursday, April 25, 1996, at the Philip Morris Manufacturing Center, 3601 Commerce Road, Richmond, Virginia, at 9:00 a.m. to:

    (1) Elect fourteen directors;

    (2) Act upon the selection of auditors for the fiscal year ending December 31, 1996;

    (3) Act upon four stockholder proposals if presented by their proponents;
        and

    (4) Transact such other business as may properly come before the meeting.

Only holders of record of Common Stock, $1 par value, at the close of business on March 5, 1996, will be entitled to vote at the meeting.

                                          G. Penn Holsenbeck
                                          Vice President and Secretary

March 11, 1996

                                PROXY STATEMENT

SOLICITATION OF PROXIES

This proxy statement is furnished by the Board of Directors (the "Board") of Philip Morris Companies Inc., 120 Park Avenue, New York, New York 10017, in connection with its solicitation of proxies for use at the annual meeting of stockholders to be held on Thursday, April 25, 1996, at 9:00 a.m., at the Philip Morris Manufacturing Center, 3601 Commerce Road, Richmond, Virginia, and at any and all adjournments thereof. Mailing of the proxy statement will commence on or about March 11, 1996. Holders of record of Common Stock, $1 par value (the "Common Stock"), at the close of business on March 5, 1996, will be entitled to one vote for each share held on all matters to come before the meeting. On February 26, 1996, there were outstanding 829,738,022 shares of Common Stock.

A proxy on the enclosed form may be revoked at any time before it has been exercised. Unless the proxy is revoked or there is a direction to abstain on one or more proposals, it will be voted on each proposal and, if a choice is made with respect to any matter to be acted upon, in accordance with such choice. If no choice is specified, the proxy will be voted as recommended by the Board. The proxy will also serve to instruct the administrator of the Company's Dividend Reinvestment and Voluntary Cash Payment Plan and the trustee of each defined contribution plan sponsored by the Company how to vote the plan shares of a participating stockholder or employee.

VOTING AT THE MEETING

A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for all other matters. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present. Broker Shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present.

The election of each nominee for director requires a plurality of the votes cast. In order to be approved, the votes cast for the selection of auditors and for each stockholder proposal must exceed the votes cast against such matters. Abstentions and Broker Shares that are not voted on the matter will not be included in determining the number of votes cast.

Stockholders' proxies are received by the Company's independent proxy processing agent, and the vote is certified by independent inspectors of election. Proxies and ballots that identify the vote of individual stockholders will be kept confidential, except as necessary to meet legal requirements, in cases where stockholders write comments on their proxy cards or in a contested proxy solicitation. During the proxy solicitation period, the Company will receive vote tallies from time to time from the inspectors, but such tallies will provide aggregate figures rather than names of stockholders. The independent inspectors will notify the Company if a stockholder has failed to vote so that he or she may be reminded and requested to do so.

                              -------------------

As used herein, the term "Company" or "Philip Morris" includes Philip Morris Companies Inc. from July 1, 1985, and Philip Morris Incorporated prior to July 1, 1985, and, where appropriate, their subsidiaries.

                             ELECTION OF DIRECTORS

GENERAL INFORMATION

The Board has responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operations. Members of the Board are kept informed of the Company's businesses by various reports and documents sent to them each month as well as by operating and financial reports made at Board and committee meetings by the Chairman of the Board and other officers. In addition, the Board holds an annual two or three-day meeting to review the Company's Five-Year Plan.

Regular meetings of the Board are held each month, except July. The organizational meeting follows immediately after the annual meeting of stockholders. The Board held eleven regular monthly meetings in 1995.

                              -------------------

COMMITTEES OF THE BOARD

Various committees of the Board have been established to assist it in the discharge of its responsibilities. Those committees are described below. The biographical information on the nominees for director set forth in this proxy statement includes committee memberships currently held by each nominee.

The AUDIT COMMITTEE meets with management, the Company's independent accountants and its internal auditors to consider the adequacy of the Company's internal controls and other financial reporting matters. The Audit Committee recommends to the Board the engagement of the Company's independent accountants, discusses with the independent accountants their audit procedures, including the proposed scope of the audit, the audit results and the accompanying management letters and, in connection with determining their independence, reviews the services performed by the independent accountants. This committee, which also monitors compliance with the Company's Business Conduct Policy, consists of six non-employee directors and met four times in 1995.

The COMMITTEE ON PUBLIC AFFAIRS AND SOCIAL RESPONSIBILITY reviews and monitors the Company's policies, practices and programs with respect to public issues of importance to stockholders, the Company and the general public, to the extent those matters are not the responsibility of other committees of the Board. This committee consists of eleven directors and met four times in 1995.

The COMPENSATION COMMITTEE is responsible for administering the Company's compensation programs and remuneration arrangements for its highest-paid executives, including the chief executive officer, and for reviewing the succession plan for the chief executive officer and other senior executives. The Committee's Report on Executive Compensation appears elsewhere in this proxy statement. The Compensation Committee consists of six non-employee directors and met seven times in 1995.

The CORPORATE EMPLOYEE PLANS INVESTMENT COMMITTEE, consisting of six directors, held ten meetings in 1995. This committee oversees the investment of certain employee benefit plan assets.

The EXECUTIVE COMMITTEE, consisting of six directors, has authority to act for the Board on most matters during intervals between Board meetings. This committee did not meet in 1995.

The FINANCE COMMITTEE consists of eight directors and met four times in 1995. It monitors the financial condition of the Company and advises the Board with respect to financing needs, dividend policy, share repurchase programs and other financial matters.

The NOMINATING AND CORPORATE GOVERNANCE COMMITTEE consists of seven non-employee directors and met three times in 1995. This committee reviews the qualifications of candidates for director suggested by Board members, management, stockholders and other sources, considers the performance of incumbent directors in determining whether to nominate them for reelection and recommends to the Board a slate of nominees for election as directors. It advises the Board on all matters concerning corporate governance to the extent these matters are not the responsibility of other committees, assesses the Board's performance and makes recommendations to the Board on the retirement policies for non-employee directors, the functions and duties of the committees of the Board, general Board practices and the Company's relations with its stockholders.
                              -------------------

THE NOMINEES

It is proposed that fourteen directors be elected to hold office until the next annual meeting of stockholders and until their successors have been elected. The Nominating and Corporate Governance Committee has recommended to the Board and the Board has approved the persons named below as management's nominees and, unless otherwise marked, a proxy will be voted for such persons. Each of the nominees currently serves as a director and was elected by the stockholders at the 1995 Annual Meeting. It is anticipated that Hans G. Storr, who will attain age 65 in October 1996, the mandatory retirement age for the Company's executive officers, will retire from the Board before the 1997 Annual Meeting. All nominees attended at least 75% of the aggregate number of meetings of the Board and all committees of the Board on which they served during 1995, except Mr. Murdoch.

Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, a proxy, in the event of such an occurrence, may be voted for a substitute designated by the Board. However, in lieu of designating a substitute, the Board may amend the By-Laws to reduce the number of directors.

                   ELIZABETH E. BAILEY        Dr. Bailey assumed her present position in July
    [Photo]        John C. Hower Professor    1991, having served from July 1990 to June 1991 as a
                   of Public Policy & Man-    professor of industrial administration at
                   agement, The Wharton       Carnegie-Mellon University and as a visiting scholar
                   School of the University   at the Yale School of Organization and Management.
                   of Pennsylvania,           From 1983 to 1990, she was dean of the Graduate
                   Philadelphia, PA           School of Industrial Administration of
                                              Carnegie-Mellon University. Dr. Bailey serves as a
                   Director since 1989        director of the College Retirement Equities Fund,
                                              CSX Corporation, Honeywell Inc. and National
                   Age: 57                    Westminster Bancorp Inc., and as a trustee of the
                                              Brookings Institution and the National Bureau of
                                              Economic Research. She is a member of the Audit,
                                              Executive, Nominating and Corporate Governance and
                                              Public Affairs and Social Responsibility Committees.


__________________________________________________________________________________________________

                   GEOFFREY C. BIBLE          Employed by the Company continuously since 1976, Mr.
    [Photo]        Chairman of the Board and  Bible served Philip Morris International Inc. in
                   Chief Executive Officer    various executive capacities from 1976 to 1990,
                                              becoming its President and Chief Executive Officer
                   Director since 1994        in 1987. He served as President and Chief
                                              Administrative Officer of Kraft Foods, Inc. ("Kraft
                   Age: 58                    Foods"), from 1990 to 1991, Executive Vice
                                              President, International of the Company from 1991 to
                                              April 1993 and Executive Vice President, Worldwide
                                              Tobacco, from April 1993 to June 1994, when he
                                              became President and Chief Executive Officer. He
                                              assumed his present position in February 1995. He is
                                              a director of British Sky Broadcasting Group plc,
                                              the New York Stock Exchange, Inc., Lincoln Center
                                              for the Performing Arts, Inc., the International
                                              Tennis Hall of Fame, the Health Care Chaplaincy and
                                              a member of the Board of Trustees of Thunderbird
                                              (American Graduate School of International
                                              Management). Mr. Bible is chairman of the Executive
                                              Committee and a member of the Finance and Public
                                              Affairs and Social Responsibility Committees.


__________________________________________________________________________________________________


                   MURRAY H. BRING            First employed by the Company in 1988, Mr. Bring had
    [Photo]        Executive Vice President,  been a partner in Arnold & Porter, Washington, DC,
                   External Affairs and Gen-  since 1967. He became Associate General Counsel of
                   eral Counsel               the Company in January 1988, Senior Vice President
                                              and General Counsel in July 1988 and assumed his
                   Director since 1988        present position in December 1994. He is a director
                                              of the Whitney Museum of American Art, the New York
                   Age: 61                    University Law Center Foundation, The William J.
                                              Brennan Center for Justice, The New York City Opera
                                              and The Legal Aid Society. Mr. Bring is a member of
                                              the Committee on Public Affairs and Social
                                              Responsibility.


__________________________________________________________________________________________________

                   HAROLD BROWN               Dr. Brown assumed his present position at the Center
    [Photo]        Counselor, Center for      for Strategic and International Studies in July
                   Strategic and              1992. Previously and from 1984, he was chairman of
                   International Studies,     the Foreign Policy Institute of the School of
                   Washington, DC; Partner,   Advanced International Studies, The Johns Hopkins
                   Warburg Pincus & Co., New  University. Dr. Brown has been a partner of Warburg
                   York, NY, venture capital  Pincus & Co. since 1990. Dr. Brown is a director of
                                              Alumax Inc., Cummins Engine Company, Inc., Evergreen
                   Director since 1983        Holdings, Inc., International Business Machines
                                              Corporation and Mattel, Inc. Dr. Brown is chairman
                   Age: 68                    of the Nominating and Corporate Governance Committee
                                              and a member of the Compensation, Corporate Employee
                                              Plans Investment, Finance and Public Affairs and
                                              Social Responsibility Committees.


__________________________________________________________________________________________________

                   WILLIAM H. DONALDSON       Mr. Donaldson assumed his present position with
    [Photo]        Co-founder and Senior      Donaldson, Lufkin & Jenrette in October 1995. He has
                   Advisor, Donaldson,        been chairman of Donaldson Enterprises, Inc., since
                   Lufkin & Jenrette, New     June 1995. Previously and from 1991, he was chairman
                   York, NY, investment       and chief executive officer of the New York Stock
                   banking firm; Chairman,    Exchange, Inc., and from 1980 until 1991, he was
                   Donaldson                  chairman and chief executive officer of Donaldson
                   Enterprises, Inc.,         Enterprises Incorporated. He serves as a director of
                   New York, NY, private      Aetna Life and Casualty Company, Honeywell Inc., the
                   investment firm            Carnegie Endowment for World Peace, the Committee
                                              for Economic Development, Lincoln Center for the
                   Director since 1979        Performing Arts, Inc., the New York City Partnership
                                              and the Business Council of New York State, and as a
                   Age: 64                    trustee of the Marine Corps Command & Staff College
                                              Foundation. Mr. Donaldson is chairman of the
                                              Corporate Employee Plans Investment Committee and a
                                              member of the Audit, Executive, Finance and
                                              Nominating and Corporate Governance Committees.


__________________________________________________________________________________________________

                   JANE EVANS                 Ms. Evans assumed her present position in June 1995,
    [Photo]        President and Chief        having served as vice president and general manager,
                   Operating Officer,         Home & Personal Services Division of U.S. West
                   SmartTV, Burbank, CA,      Communications, Inc., from 1991 to 1995. From 1989
                   portable interactivity     until 1991, she was president and chief executive
                   and electronic commerce    officer of the InterPacific Retail Group. Ms. Evans
                                              serves as a director of BancOne-Arizona Corp.,
                   Director since 1981        Edison Brothers Stores, Inc., Georgia-Pacific
                                              Corporation, Kaufman and Broad Home Corporation and
                   Age: 51                    the Ladies Professional Golf Association. She is
                                              chair of the Public Affairs and Social
                                              Responsibility Committee and a member of the
                                              Corporate Employee Plans Investment and Nominating
                                              and Corporate Governance Committees.


__________________________________________________________________________________________________

                   ROBERT E.R. HUNTLEY        Mr. Huntley retired as counsel to the law firm of
    [Photo]        Retired; formerly counsel  Hunton & Williams in December 1995, a position he to the law firm of Hunton  had held since December 1988. Previously, Mr.
                   & Williams, Richmond, VA   Huntley had served as chairman, president and chief
                                              executive officer of Best Products Co., Inc.,
                   Director since 1976        professor of law at Washington and Lee School of Law
                                              and president of Washington and Lee University. Mr.
                   Age: 66                    Huntley serves as a director of Sprint Corporation.
                                              He is chairman of the Audit Committee and a member
                                              of the Compensation, Finance and Public Affairs and
                                              Social Responsibility Committees.


__________________________________________________________________________________________________

                   RUPERT MURDOCH             Mr. Murdoch became publisher of News Limited of
    [Photo]        Chairman and Chief Exec-   Australia in 1954 and in 1959 assumed the position
                   utive of The News Corpo-   of chief executive of the subsequently formed parent
                   ration Limited, New York,  company, The News Corporation Limited, the interests
                   NY, publishing, motion     of which include TV Guide and Fox Broadcasting
                   pictures and television    Company in the United States and The Times and
                                              Sunday Times in the United Kingdom. He is a director
                   Director since 1989        of MCI Communications Corporation and British Sky
                                              Broadcasting Group plc. Mr. Murdoch is a member of
                   Age: 65                    the Compensation, Executive and Public Affairs and
                                              Social Responsibility Committees.


__________________________________________________________________________________________________

                   JOHN D. NICHOLS            Mr. Nichols is retiring as chairman of Illinois Tool
    [Photo]        Chairman, Illinois Tool    Works Inc. in May 1996, a position he has held since
                   Works Inc., Glenview, IL,  1986. He had been chief executive officer from 1982 engineered components and  to September 1995. He serves as a director of
                   industrial systems and     Household International Corporation, Rockwell Inter-
                   consumables                national Corporation, Stone Container Corporation,
                                              the Art Institute of Chicago, Junior Achievement of
                   Director since 1992        Chicago, the Lyric Opera of Chicago and the Museum
                                              of Science and Industry, as a member of the Board of
                   Age: 65                    Overseers for Harvard University and as a trustee of
                                              the Chicago Symphony Orchestra. He is a member of
                                              the Finance, Nominating and Corporate Governance and
                                              Public Affairs and Social Responsibility Committees.


__________________________________________________________________________________________________

                   RICHARD D. PARSONS         Mr. Parsons assumed his present position in February
    [Photo]        President, Time Warner     1995. Previously, he had been chief executive
                   Inc., New York, NY, media  officer of Dime Bancorp, Inc. (formerly The Dime
                   and entertainment          Savings Bank of New York, FSB), from July 1990,
                                              having served as president and chief operating
                   Director since 1990        officer from July 1988. He became chairman in 1991.
                                              From 1979 to July 1988, he had been a partner in the
                   Age: 47                    law firm of Patterson, Belknap, Webb & Tyler. Mr.
                                              Parsons also serves as a director of the Federal
                                              National Mortgage Association, Time Warner Inc., the
                                              Metropolitan Museum of Art, Lincoln Center for the
                                              Performing Arts, Inc., and the Rockefeller Brothers
                                              Fund, and as a trustee of Howard University. He is a
                                              member of the Audit, Compensation, Executive,
                                              Nominating and Corporate Governance and Public
                                              Affairs and Social Responsibility Committees.


__________________________________________________________________________________________________

                   ROGER S. PENSKE            Mr. Penske has been president of Penske Corporation
    [Photo]        President, Penske Corpo-   since 1969. He is also chairman and chief executive
                   ration, transportation     officer of Detroit Diesel Corporation and Penske
                   service, and Chief         Truck Leasing Corporation. Mr. Penske serves as a
                   Executive Officer, Penske  director of General Electric Company and Gulfstream
                   Truck Leasing Corporation  Aerospace Corporation, and as a trustee of the Henry
                   and Detroit Diesel         Ford Museum and Greenfield Village. He is a member
                   Corporation, Detroit, MI   of the Finance and Public Affairs and Social
                                              Responsibility Committees.
                   Director since 1991

                   Age: 58


__________________________________________________________________________________________________

                   JOHN S. REED               Mr. Reed assumed his present positions with Citicorp
    [Photo]        Chairman of Citicorp and   and Citibank, N.A. in 1984. He also serves as a
                   Citibank, N.A., New York,  director of Monsanto Company, as a member of the
                   NY                         Corporation, Massachusetts Institute of Technology,
                                              and as a trustee of the Rand Corporation, the
                   Director since 1975        Spencer Foundation and Memorial Sloan-Kettering
                                              Cancer Center. He is chairman of the Compensation
                   Age: 57                    Committee and a member of the Audit, Corporate
                                              Employee Plans Investment, Executive, Finance and
                                              Nominating and Corporate Governance Committees.


__________________________________________________________________________________________________

                   HANS G. STORR              First employed by the Company in 1955, Mr. Storr was
    [Photo]        Executive Vice President   named its Chief Financial Officer in 1979. He was
                   and Chief Financial        named Senior Vice President in 1987 and Executive
                   Officer and Chairman and   Vice President in 1991. Since the formation of
                   Chief Executive Officer    Philip Morris Capital Corporation in 1982, he has
                   of Philip Morris Capital   served as its Chief Executive Officer. Mr. Storr is
                   Corporation                a member of the American Institute of Certified
                                              Public Accountants and a director and treasurer of
                   Director since 1983        the International Tennis Hall of Fame. He is
                                              chairman of the Finance Committee and is a member of
                   Age: 64                    the Corporate Employee Plans Investment Committee.


__________________________________________________________________________________________________

                   STEPHEN M. WOLF            Mr. Wolf assumed his present position in January
    [Photo]        Chairman and Chief Exec-   1996. Previously and from August 1994, he was senior
                   utive Officer of USAir     advisor in the investment banking firm of Lazard
                   Inc., Arlington, VA        Freres & Co. Previously and from 1987, he was
                                              chairman and chief executive officer of UAL Corpo-
                   Director since 1993        ration and United Air Lines, Inc. He serves as a
                                              director of R.R. Donnelley & Sons Company and as a
                   Age: 54                    trustee of Northwestern University and the
                                              Rush-Presbyterian-St. Luke's Medical Center. He is a
                                              member of the Audit, Compensation, Corporate
                                              Employee Plans Investment and Public Affairs and
                                              Social Responsibility Committees.


__________________________________________________________________________________________________

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 1995, Mr. Huntley (who is a member of the Compensation Committee) was counsel to Hunton & Williams, which firm acts as counsel to the Company. In 1995, the Company paid Hunton & Williams fees of approximately $9,300,000. Mr. Huntley retired as counsel to Hunton & Williams in December, 1995. Messrs. Brown, Murdoch, Parsons, Reed and Wolf were the other members of the Compensation Committee during 1995.

COMPENSATION OF DIRECTORS

Directors who are full-time employees of the Company receive no additional compensation for services as a director. In 1995, non-employee directors received an annual retainer of $26,000 and fees of $1,000 for each Board meeting attended, $1,000 ($2,000 for the chairman) for each meeting attended of the Audit, Compensation, Corporate Employee Plans Investment, Executive, Finance, Nominating and Corporate Governance and Public Affairs and Social Responsibility Committees and $500 ($1,000 for the chairman) for each other committee meeting attended. The chairman of the Compensation Committee also receives $10,000, for additional services rendered in connection with certain of the Company's compensation plans.

Each director who is not employed by the Company, and was not so employed on January 1, 1990, receives annually, on May 1, a share distribution equal to the lesser of (i) 400 shares or (ii) that number of shares of Common Stock having an aggregate fair market value equal to 100% of the cash retainer fee paid during the preceding 12 months. On May 1, 1995, each eligible director received 379 shares of Common Stock.

A non-employee director may elect to defer meeting fees and all or part of the retainer. Deferred amounts are "credited" to an unfunded account and may be "invested" by a director in seven "investment choices," including a Common Stock equivalent account. These "investment choices" parallel the investment options offered to employees under the Philip Morris Deferred Profit-Sharing Plan and determine the "earnings" that are credited for bookkeeping purposes to a director's account. Subject to certain restrictions, a director is permitted to take cash distributions, in whole or in part, from his or her account either prior to or following termination of service.

Effective January 1, 1996, the Board terminated the Company's Pension Plan for Non-Employee Directors. In liquidation of benefits that would have been payable under the terminated plan, each current non-employee director received 3,150 Common Stock equivalent units ("stock units") and was allowed a one-time election to have 50% of the stock units credited to unfunded deferred compensation accounts that are deemed to be invested in fixed income and equity index funds. When a director retires from the Board, the then value of the stock units and the deferred compensation accounts will be paid in cash. Prior to payment, the number of stock units will be increased to reflect assumed payment and reinvestment of dividends that are paid on Common Stock.

Under the terminated Pension Plan, any non-employee director who retired at the normal retirement date and had completed five years of service was entitled to a lifetime post-retirement annual pension equal to the annual cash retainer for directors at the time of retirement plus 25% of attendance fees for Board meetings earned during the two years before retirement. A qualifying director retiring before normal retirement date, but after age 60, who served for five years, was entitled to payments for a post-retirement period equal to the term of service.

The Company has entered into employment agreements with each of its officer-directors as described below under "Executive Compensation--Employment Contracts, Termination of Employment and Change of Control Arrangements."

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

TO OUR STOCKHOLDERS:

The Compensation Committee is responsible for administering total compensation programs that are designed to:

    . Support the Company's efforts to develop world class leaders;

    . Match the Company's compensation plans to its business strategies, as well as the external business environment;

    . Emphasize the relationship between pay and performance by placing a significant portion of compensation at risk and subject to the achievement of financial goals and objectives;

    . Maximize profitability through growth and efficiency, balancing appropriately the short-term and long-term goals of the Company; and

    . Align the interests of managers with those of stockholders through the use of equity-based incentive awards to link a significant portion of compensation to stockholder value.

The following factors affected the actions of the Committee in 1995:

    . The overall financial performance of the Company, as measured by five-year total stockholder return, one-year earnings per share growth and one-year return on equity, was evaluated in determining the Company's competitive compensation objectives, the annual awards to certain executive officers and Mr. Bible's compensation.

    . The significant improvement in stockholder value during the year of 64.5%
      versus 43.2% for the peer group of companies that are listed on page 12 (the "Peer Group") was a factor in evaluating Mr. Bible's compensation.

    . The successful repositioning of the business units, including the aggressive divestiture of non-strategic businesses, resulted in increased market shares, streamlined operations and improved productivity. This restructuring within the business units has been complemented by the implementation of a new, long-term incentive plan award cycle that focuses attention on business unit results.

    . The continuing legal, legislative, and regulatory challenges facing the United States tobacco industry led the Committee to continue to address issues of employee retention and retirement security.

The Committee believes that the actions undertaken in 1995 with respect to the Company's compensation program, as discussed below, met its objectives.

The Committee relates total compensation levels for the Company's executive officers to the compensation paid to executives of the Peer Group. All elements of compensation are valued when making comparisons to the Peer Group. In addition, the Committee takes into account both the performance and size of the Company relative to the performance and size of the companies in the Peer Group.

The Committee believes that compensation for executive officers should be linked to performance, as evaluated for incentive plan purposes. Accordingly, total compensation is targeted for the upper, or fourth, quartile of compensation paid to executives of the Peer Group when Company performance exceeds the median of the Peer Group. When Company performance is at or near the median of the Peer Group, total compensation is targeted at or near the median of the Peer Group.

Based on the most recent information available, total compensation for the executive officer group ranked in the upper, or fourth, quartile relative to the compensation paid by the Peer Group. The Company's financial performance relative to the Peer Group ranked in the third quartile for five-year total stockholder return, in the fourth quartile for one-year return on equity and in the third quartile for one-year earnings per share growth.

To achieve a further correlation between executive compensation and performance, approximately 60% of the compensation awarded to the executive officer group in 1995 was at-risk incentive compensation directly related to the performance of the Company and its business units. This includes annual cash bonuses and stock and long-term incentive plan awards. By design, approximately one-half of executive officers' at-risk compensation consists of equity-based compensation.

BASE SALARY. Base salary, which is designed to comprise approximately 30% of total compensation, is based on a qualitative evaluation of a variety of factors, including level of responsibility, time in position, prior experience and individual performance, and a quantitative comparison to salaries paid within the Peer Group. Based on these factors, the executive officers of the Company, on average, received base salary merit increases of 5.2% in 1995.

ANNUAL INCENTIVES. Annual cash bonuses are provided to senior executives and middle-management employees. Early in 1995, the Committee approved a formula based on earnings per share to establish the maximum annual incentive awards for those officers (the "covered officers") whose compensation may be subject to the deductibility limits of Section 162(m) of the Internal Revenue Code ("IRC") (including those named in the Summary Compensation Table).

The annual incentive payments for 1995 for the remaining participants were based upon a qualitative evaluation of corporate and business unit performance. Specific weights were not assigned to the factors considered. At the corporate level, the performance factors were total stockholder return, cash flow, return on equity, net earnings, and earnings per share as measured against the prior year as well as against the strategic business plan. Comparisons to the Peer Group and certain strategic measures, such as portfolio management, response to the regulatory and litigation environment and management development, were also considered. At the business unit level, volume, return on assets, cash flow and operating income were measured against the prior year and the strategic business plan.

In 1995, awards to the covered officers were based upon the Company's exceeding the formula target and achieving 95% of the formula maximum and the Committee's subjective assessment of each executive's individual contribution. For the other participants, corporate performance exceeded the target level in 1995, and bonuses were awarded accordingly. Performance varied across the individual business units, and bonuses were awarded at, above or below target levels accordingly.

LONG-TERM INCENTIVES. The Company's 1992 Incentive Compensation and Stock Option Plan (the "Incentive Plan") provides that stock options, restricted stock and long-term performance awards may be granted to key executives who contribute to the management, growth and profitability of the Company.

    . STOCK OPTIONS. The Company resumed its annual stock option grant cycle in 1995. The Committee periodically evaluates its stock option award guidelines. In 1995, the Committee targeted its awards at the 65th percentile of the Peer Group based on the following factors: the overall financial performance of the Company relative to the Peer Group; the desire to strengthen a focus on long-term incentives, particularly stock-based compensation; and an evaluation of the Company's historical stockholder return versus the economic value of the stock option program. The size of actual stock option awards was adjusted upward or downward based on a subjective evaluation of individual contribution and potential.

    . RESTRICTED STOCK. The Committee granted restricted stock, on a selective basis, to 30 individuals, five of whom are executive officers. The decision to grant restricted stock was made to recognize and reward individuals with high potential and to address specific retention issues. The amount of restricted stock awarded was based on a competitive analysis generally targeted at the 65th percentile of the Peer Group.

      In most instances, the restricted shares vest only after the participant's continued employment with the Company for a five-year period following the date of grant. The restricted shares granted to covered officers vest only at retirement at age 65 unless the Committee determines that continuation of the vesting period will no longer be necessary to assure deductibility.

    . LONG-TERM PERFORMANCE AWARDS. A new three-year long-term performance cycle began January 1, 1995. The purpose of the plan is twofold: to reward financial and strategic achievements that contribute to the long-term business success of the business units, resulting in increased value for stockholders; and to strengthen senior executives' incentive to contribute to the Company's long-term success by rewarding them for results within their control.

      Except for the covered officers, the amount of the awards earned will be based on a qualitative evaluation of individual business unit performance relative to the strategic plan and on an assessment of individual performance. The performance factors vary by business unit and include quantitative financial measures such as income from operations, cash flow, volume and return on assets, and strategic measures such as market share, portfolio management and management development. When appropriate, comparisons may be made against select industry peers. No specific weights are assigned to the factors considered; however, the individual performance factor is limited to an adjustment of plus or minus 25%.

      The awards for the covered officers are based on a formula tied to the achievement of cumulative net income during the performance cycle once an adjusted earnings per share hurdle has been exceeded.

    . PREMIUM-PRICED STOCK OPTIONS. On January 30, 1996, the Committee awarded premium-priced stock options to 51 senior executives. The purpose of the award was to focus the senior management team on delivering superior stockholder value. The options were granted at an exercise price of $120 per share, which was approximately 28% above the fair market value of the Common Stock on the date of grant; therefore, the recipients will not be able to realize value from the options until the price of the Common Stock exceeds $120 per share. The size of the individual option awards was based on the Committee's subjective assessment of individual potential and contribution. The awards vest ratably over a five-year period and expire seven years from the date of grant.

COMPENSATION OF THE CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER. Effective July 1, 1995, Mr. Bible's salary was increased to $1,250,000. This determination was based on a qualitative evaluation of competitive practice and Mr. Bible's performance in increasing total stockholder value and guiding the Company during a period of strategic repositioning. As a result of this increase, Mr. Bible's base salary ranks in the top quartile of base salaries paid to chief executive officers in the Peer Group.

In addition to base salary, Mr. Bible earned an annual incentive bonus for 1995 based on the Company's exceeding its earnings per share goal and the Committee's assessment of his individual performance. Mr. Bible's bonus ranks in the third quartile of bonuses paid to the chief executive officers of the Peer Group.

At the same time as options were granted to other participants in the Incentive Plan, the Committee granted to Mr. Bible a ten-year, nonqualified stock option for 140,000 shares of Common Stock, with an exercise price equal to the fair market value on the date of grant. The factors considered in determining the size of Mr. Bible's award were the stock option guidelines established for all participants and Mr. Bible's performance and contribution to the increase in stockholder value.

Mr. Bible's long-term incentive compensation awards rank in the upper quartile of awards made to chief executive officers of the Peer Group. The amount of his total compensation also places him in the upper quartile relative to the Peer Group.

POLICY WITH RESPECT TO QUALIFYING COMPENSATION FOR DEDUCTIBILITY AND OTHER MATTERS. Section 162(m) of the IRC generally limits to $1,000,000 the annual tax deductible compensation paid to a covered officer. However, the limitation does not apply to performance-based compensation, provided certain conditions are satisfied.

The Company's policy is generally to preserve the federal income tax deductibility of compensation paid. Accordingly, the Company has taken, to the extent it believes feasible, appropriate actions to preserve the deductibility of annual incentive, long-term performance, restricted stock and stock option awards. However, notwithstanding the Company's general policy, the Committee retains the authority to authorize payments that may not be deductible if it believes that is in the best interests of the Company and its stockholders. Certain other elements of annual compensation, such as perquisites, dividends paid in cash on restricted stock, tax reimbursements and income resulting from payments made pursuant to plans that do not discriminate in favor of executive officers, may also cause a covered officer's income to exceed deductible limits.

In 1995, the Committee determined, after an analysis of competitive practice and a thorough review of alternatives, it was appropriate to pay Mr. Bible a base salary in excess of $1,000,000. This action will cause a portion of his compensation to exceed the $1,000,000 deductibility limit.

From time to time, the Committee also reviews the funding of retirement benefits for the Company's executive officers. As the federal tax laws have placed increasingly restrictive limits on benefits payable from funded tax-qualified plans, the portion of retirement benefits payable to executive officers from unfunded nonqualified plans had grown by year end 1994 to represent as much as 80% of the total retirement benefits promised certain executives. During 1995, the Committee determined that it was appropriate to reduce this unfunded portion by providing funding for individual trusts for covered officers and certain other individuals, thus increasing funding levels for these individuals to levels somewhat more comparable to those of Company executives generally. These retirement benefits constitute a relatively small portion of total compensation, compared with the covered officers' equity interests in the Company in the form of stock, restricted stock and options. The amounts held in these individual trusts will offset amounts that would otherwise be payable by the Company, and are not intended to increase the total amount of benefits payable to these executives. These actions will cause a portion of some covered officers' compensation to exceed the $1,000,000 deductibility limit.

                                          COMPENSATION COMMITTEE
                                          John S. Reed, Chairman
                                          Harold Brown
                                          Robert E.R. Huntley
                                          Rupert Murdoch
                                          Richard D. Parsons
                                          Stephen M. Wolf

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN(1)





                                                             [GRAPH]

                                      1990      1991      1992      1993      1994      1995
PHILIP MORRIS                        $100.00   $159.29   $157.76   $119.51   $130.45   $214.53
PEER GROUP(2)                         100.00    129.24    125.32    130.99    142.84    204.48
S&P 500                               100.00    130.34    140.25    154.32    156.42    214.99
S&P FOOD/BEV/TOBACCO(3)               100.00    140.32    140.77    133.46    146.58    186.40

Assumes $100 invested on December 31, 1990, in Philip Morris Common Stock, Peer Group, S&P 500 Index and S&P 500 Foods, S&P 500 Beverages (Alcoholic) and S&P 500 Tobacco Indices.

---------

(1) Total return assumes reinvestment of dividends on a quarterly basis.

(2) The Peer Group consists of the following companies, selected on the basis of size, complexity and return to stockholders: American Brands, Inc., American Home Products Corporation, Amoco Corporation, Anheuser-Busch Companies, Inc., ARCO, The Boeing Company, Bristol-Myers Squibb Company, Chevron Corporation, The Coca-Cola Company, ConAgra, Inc., CPC International, Inc., E.I. du Pont de Nemours and Company, Exxon Corporation, General Electric Company, General Mills, Inc., H.J. Heinz Company, International Business Machines Corporation, Johnson & Johnson, Merck & Company, Inc., Mobil Corporation, PepsiCo, Inc., Pfizer, Inc., The Procter & Gamble Company, RJR Nabisco, Inc., Sara Lee Corporation and Texaco, Inc.

(3) No standardized industry index is considered a comparable peer group. The following companies constitute the S&P 500 Beverages (Alcoholic), S&P 500 Foods and S&P 500 Tobacco Indices: Adolph Coors Company, American Brands, Inc., Anheuser-Busch Companies, Inc., Archer-Daniels-Midland Company, Brown-Forman Corporation, Campbell Soup Company, ConAgra, Inc., CPC International, Inc., General Mills, Inc., H.J. Heinz Company, Hershey Foods Corporation, Kellogg Company, The Quaker Oats Company, Ralston Purina Company, Sara Lee Corporation, The Seagram Company Ltd., Unilever N.V., UST Inc., and Wm. Wrigley Jr. Company. Although the Company is a component of the S&P 500 Tobacco Index, it has been excluded for the purpose of this presentation.

SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION                        LONG-TERM COMPENSATION
                        ---------------------------------------     -----------------------------------
                                                                            AWARDS             PAYOUTS
                                                        OTHER       -----------------------   ---------     ALL
                                                        ANNUAL      RESTRICTED   SECURITIES                OTHER
  NAME AND PRINCIPAL                                   COMPEN-        STOCK      UNDERLYING               COMPEN-
       POSITION         YEAR    SALARY       BONUS      SATION       VALUE(1)     OPTIONS       LTIP      SATION(2)
----------------------  ----   ---------   ---------   --------     ----------   ----------   ---------   -------
                                   $           $          $             $           SHS.          $          $
Geoffrey C. Bible.....  1995   1,125,000   1,350,000     21,929            -0-     140,000          -0-   157,657
 Chairman of the Board  1994     875,000   1,000,000     29,472      3,900,000     500,000    1,660,000   113,909
   and Chief Executive  1993     725,000     580,000     18,402            -0-      91,720          -0-   108,750
   Officer
James M. Kilts........  1995     725,000     615,000    129,120(3)   1,639,000      65,000          -0-   101,601
 Executive Vice         1994     603,077     575,000      3,057      1,248,000         -0-    1,139,939    34,630
   President,           1993     538,846     409,500        -0-            -0-      42,500          -0-    27,466
   Worldwide Food
Murray H. Bring.......  1995     650,000     650,000      1,380            -0-      60,000          -0-    91,090
 Executive Vice         1994     535,962     600,000      1,601      2,600,000           0      707,785    69,772
   President, External  1993     492,500     141,000        -0-            -0-      39,030          -0-    73,875
   Affairs and General
   Counsel
Hans G. Storr.........  1995     640,500     615,000      1,510            -0-      45,000          -0-    89,759
 Executive Vice         1994     600,000     600,000      7,893      1,300,000           0      773,200    78,109
   President and Chief  1993     565,000     168,000        -0-            -0-      44,620          -0-    84,750
   Financial Officer
William H. Webb.......  1995     575,000     600,000        -0-      1,490,000      60,000          -0-    80,903
 President and Chief    1994     504,807     500,000        -0-      1,144,000           0      993,890    65,416
   Executive Officer,   1993     429,416     335,000        -0-            -0-      40,760          -0-    64,413
   Philip Morris
   International Inc.

---------

(1) Dollar values of awards are based on the closing price of Common Stock on the date of grant. The restricted stock awards reflected in the table, together with shares resulting from the reinvestment of dividends thereon, will vest in the year of retirement at age 65 unless otherwise determined by the Compensation Committee. Dividends on the restricted stock awards, otherwise payable in cash to the covered officers, are paid in additional shares of restricted stock. At December 31, 1995, each of the named executive officers held shares of restricted stock, with a value at such date as follows: G.C. Bible, 87,142 shares, $7,864,566; J.M. Kilts, 56,005 shares, $5,054,451; M.H. Bring, 58,710 shares, $5,298,578; H.G. Storr, 38,114 shares, $3,439,789; W.H. Webb, 43,502 shares, $3,926,056.
(2) The amounts in this column consist of allocations to defined contribution plans.
    The Company provides funding for individual trusts for the covered officers and certain other employees with vested accrued benefits under nonqualified supplemental retirement plans. During 1995, the following amounts, less applicable tax withholding, were deposited in individual trusts for the named executive officers to provide funding for allocations to Philip Morris and Kraft Foods supplemental defined contribution plans for prior years (previously reported as All Other Compensation), and for earnings credited through the end of 1995 on such allocations: Mr. Bible, $534,220; Mr. Kilts, $404,702;
Mr. Bring, $253,785; Mr. Storr, $483,379; Mr. Webb, $124,286. The funding of these amounts is not intended to increase total promised benefits.
(3) This amount includes $60,482 for termination of an executive club membership program and related taxes of $55,317.

1995 OPTION GRANTS

                                 NUMBER OF
                                   SHARES                                                      GRANT
                                 UNDERLYING    PERCENT OF TOTAL                                 DATE
                                  OPTIONS      OPTIONS GRANTED     EXERCISE    EXPIRATION     PRESENT
NAME                              GRANTED        TO EMPLOYEES       PRICE       DATE(1)       VALUE(2)
------------------------------   ----------    ----------------    --------    ----------    ----------
Geoffrey C. Bible.............     140,000           1.76%         $74.8125       6/24/05    $2,143,400
James M. Kilts................      65,000            .82           74.8125       6/24/05       995,150
Murray H. Bring...............      60,000            .76           74.8125       6/24/05       918,600
Hans G. Storr.................      45,000            .57           74.8125       6/24/05       688,950
William H. Webb...............      60,000            .76           74.8125       6/24/05       918,600

---------

(1) Options are not exercisable until one year after the date of grant. However, in the case of death, permanent disability or retirement, the Compensation Committee has the discretion to accelerate vesting.

(2) In accordance with the Securities and Exchange Commission rules, grant date present value is determined using the Black-Scholes Model. The Black-Scholes Model is a complicated mathematical formula widely used to value exchange-traded options. However, stock options granted by the Company are long-term, non-transferable and subject to vesting restrictions, while exchange-traded options are short-term and can be exercised or sold immediately in a liquid market. The Black-Scholes Model relies on several key assumptions to estimate the present value of options, including the volatility of and dividend yield on the security underlying the option, the risk-free rate of return on the date of grant and the term of the option. In calculating the grant date present values set forth in the table, a factor of 19.91% was assigned to the volatility of the Common Stock, the yield on the Common Stock was set at 4.41% and the risk-free rate of return was fixed at 6.17%. Volatility was based on the daily stock market quotations for the one year preceding the grant date, yield was based on an annual dividend rate of $3.30 per share, the risk-free rate of return was fixed at the rate for a ten-year U.S. Treasury Note for the month of grant as reported in the Federal Reserve Statistical Release H.15(159), and the actual option term of ten years was used. Consequently, the grant date present values set forth in the table are only theoretical values and may not accurately determine present value. The actual value, if any, an optionee will realize will depend on the excess of market value of the Common Stock over the exercise price on the date the option is exercised.

1995 OPTION EXERCISES AND YEAR-END VALUES

                     NUMBER OF                        TOTAL NUMBER OF          TOTAL VALUE OF UNEXERCISED
                      SHARES                         SHARES UNDERLYING          IN-THE-MONEY OPTIONS HELD
                    ACQUIRED ON     VALUE           UNEXERCISED OPTIONS                    AT
NAME                 EXERCISE      REALIZED      HELD AT DECEMBER 31, 1995        DECEMBER 31, 1995 (1)
------------------  -----------   ----------   -----------------------------   ---------------------------
                                               EXERCISABLE     UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
Geoffrey C. Bible.        -0-     $      -0-     810,720          140,000      $23,734,305     $2,161,250
James M. Kilts....        -0-            -0-     149,980           65,000        5,407,977      1,003,438
Murray H. Bring...     30,000      1,181,719     107,640           60,000        3,575,802        926,250
Hans G. Storr.....        -0-            -0-     131,940           45,000        4,342,806        694,688
William H. Webb...     33,300      1,484,750      66,390           60,000        2,241,542        926,250

 ---------

(1) Based on the closing price of the Common Stock of $90.25 on December 29, 1995.

LONG-TERM INCENTIVE PLAN--AWARDS IN 1995

                                                PERFORMANCE
                                                  PERIOD
                                   NUMBER OF       UNTIL
NAME                               UNITS(1)     MATURATION        ESTIMATED FUTURE PAYOUTS(2)(3)
--------------------------------   ---------    -----------    -------------------------------------
                                                               THRESHOLD      TARGET       MAXIMUM
                                                               ---------    ----------    ----------
Geoffrey C. Bible...............      -0-       3 yrs.            $-0-      $3,712,500    $6,682,500
James M. Kilts..................      -0-       3 yrs.             -0-       2,010,000     3,618,000
Murray H. Bring.................      -0-       3 yrs.             -0-       1,950,000     3,510,000
Hans G. Storr...................      -0-       3 yrs.             -0-       1,506,600     2,711,880
William H. Webb.................      -0-       3 yrs.             -0-       1,762,500     3,172,500

---------

(1) Participants are not awarded a number of units. Rather, awards are expressed as a percentage of aggregate salary and annual bonus earned by the participants during the three-year performance cycle commencing January 1, 1995, and ending December 31, 1997.

(2) Estimated future payouts ("earned awards") are predicated upon the achievement of 1995-1997 cumulative net income once an adjusted cumulative earnings per share hurdle has been exceeded. Actual payments to covered officers will be made from a performance pool, on a pre-set percentage distribution basis. The Chairman and Chief Executive Officer will be eligible to receive up to 33.3% of the pool and each of the remaining covered officers will be eligible to receive up to 16.67% of the pool. Because future payments are based on three-year total cash compensation, the amount of the target award is not presently determinable. However, an estimate is provided based on the assumption that the amount of salary and annual bonus earned in 1995 is earned in each year of the three-year performance cycle. The target award opportunities expressed as a percentage of total cash compensation range from 40% to 50%, based on the executive's position in the Company.

(3) A participant's earned award can range from 0% to 180% of the target award opportunity.

PENSION PLAN TABLE--PHILIP MORRIS RETIREMENT PLAN


 FIVE-YEAR
  AVERAGE                                       YEARS OF SERVICE (1)
   ANNUAL        ----------------------------------------------------------------------------------
COMPENSATION        15           20            25             30             35             40
------------     ---------    ---------    -----------    -----------    -----------    -----------
 $  500,000       $130,009     $173,345     $  216,682     $  260,018    $   303,355     $  346,691
    750,000        195,634      260,845        326,057        391,268        456,480        521,691
  1,000,000        261,259      348,345        435,432        522,518        609,605        696,691
  1,250,000        326,884      435,845        544,807        653,768        762,730        871,691
  1,500,000        392,509      523,345        654,182        785,018        915,855      1,046,691
  1,750,000        458,134      610,845        763,557        916,268      1,068,980      1,221,691
  2,000,000        523,759      698,345        872,932      1,047,518      1,222,105      1,396,691
  2,500,000        655,009      873,345      1,091,682      1,310,018      1,528,355      1,746,691

---------

(1) At February 1, 1996, Messrs. Bible, Kilts, Bring, Storr and Webb had accredited service of 12, 1, 17, 41 and 30 years, respectively.

Messrs. Bible, Kilts, Bring, Storr and Webb participate in the tax-qualified Philip Morris Salaried Employees Retirement Plan and one or more supplemental nonqualified pension plans (collectively, the "Retirement Plan"). The Retirement Plan is a non-contributory plan maintained for the benefit of certain employees of the Company. The Retirement Plan provides for fixed retirement benefits in relation to the participant's years of accredited service, five-year average annual compensation (the highest average annual compensation during any period of five consecutive years out of ten years preceding retirement) and applicable Social Security covered compensation amount.

Allowances are payable upon retirement at the normal retirement age of 65 and at earlier ages. Compensation includes the amounts shown as annual salary and bonus in the Summary Compensation Table. At December 31, 1995, five-year average annual compensation for Mr. Bible was $1,388,242; Mr. Kilts, $891,835; Mr. Bring, $857,892; Mr. Storr, $982,700 and Mr. Webb, $719,642. However, a
participant with more than 35 years of accredited service is limited to the greater of a full retirement allowance based upon 35 years of service and five-year average annual compensation, including annual bonus awards, or a full retirement allowance based on all service and five-year average annual compensation, excluding such awards.

Examples of annual retirement allowances payable under the Retirement Plan are set forth in the above table. The examples, which assume retirement at the normal retirement age of 65, are based upon the Social Security covered compensation amount in effect for an employee attaining age 65 in calendar year 1995. Mr. Bible is also eligible to receive a retirement benefit under the retirement plan of a Swiss subsidiary of the Company and under a domestic nonqualified supplemental plan coordinated with the Swiss plan. At his current annual salary, upon retirement at age 65, he would receive, in addition to the retirement allowances payable to him under the Retirement Plan and the Kraft Foods Retirement Plan (see below), an annual benefit of SFr. 498,231 (approximately $410,574 on February 1, 1996). The Company provides funding for individual trusts for the covered officers and certain other employees with vested accrued benefits under nonqualified supplemental retirement plans. During 1995, the amounts set forth below, less applicable tax withholdings, were deposited in individual trusts for the following executive officers, with respect to benefits previously accrued under Philip Morris supplemental pension plans (including benefits determined by reference to the terms of the Swiss subsidiary retirement plan): Mr. Bible, $4,285,210; Mr. Bring, $1,165,082; Mr. Storr, $3,046,000; Mr. Webb $1,225,785. These amounts offset benefits previously accrued and do not increase total promised benefits.

PENSION PLAN TABLE--KRAFT FOODS RETIREMENT PLAN

 FIVE-YEAR
  AVERAGE                               YEARS OF SERVICE (1)
   ANNUAL        -------------------------------------------------------------------
COMPENSATION        15           20            25             30             35
------------     ---------    ---------    -----------    -----------    -----------
 $  500,000      $ 124,074    $ 165,432    $   206,790    $   248,148    $   260,648
    750,000        186,887      249,182        311,478        373,773        392,523
  1,000,000        249,699      332,932        416,165        499,398        524,398
  1,250,000        312,512      416,682        520,853        625,023        656,273
  1,500,000        375,324      500,432        625,540        750,648        788,148
  1,750,000        438,137      584,182        730,228        876,273        920,023
  2,000,000        500,949      667,932        834,915      1,001,898      1,051,898
  2,500,000        626,574      835,432      1,044,290      1,253,148      1,315,648

---------

(1) At February 1, 1996, Messrs. Bible and Kilts had accredited service of 1 and 9 years, respectively.

Messrs. Bible and Kilts will be eligible for benefits under, or participate in, the tax-qualified Kraft Foods Retirement Plan and a supplemental nonqualified Kraft Foods pension plan (collectively, the "Kraft Foods Retirement Plan"). The Kraft Foods Retirement Plan provides for fixed retirement benefits in relation to the participant's years of service, five-year average annual compensation (the highest average annual compensation during any period of five consecutive years out of the ten years preceding retirement) and applicable Social Security covered compensation amount. Compensation includes the amount shown as annual salary and bonus in the Summary Compensation Table. At December 31, 1995, five-year average annual compensation for Mr. Bible was

$1,388,242 and for Mr. Kilts was $891,835. The fixed retirement benefit is also dependent upon the periods of service prior to January 1, 1989, in which the participant elected to make contributions.

Examples of annual pension benefits payable under the Kraft Foods Retirement Plan are set forth in the above table. The examples, which assume retirement at age 62 or later, are based on the Social Security covered compensation amount in effect for an employee attaining age 65 in calendar year 1995. Since participant contributions could be substantial in individual cases, the benefit amounts shown in the table may be attributable in certain instances to participant contributions to a significant degree, depending upon retirement date and years of service. The Company provides funding for individual trusts for the named executive officers and certain other employees with vested accrued benefits under nonqualified supplemental retirement plans. During 1995, the following amounts, less applicable tax withholdings, were deposited in individual trusts for named executive officers, with respect to benefits previously accrued under Kraft Foods supplemental pension plans: Mr. Bible, $120,387; Mr. Kilts, $131,333. These amounts offset benefits previously accrued and do not increase total promised benefits.

Reference is made to the material appearing under the caption "Pension Plan Table--Philip Morris Retirement Plan" for additional information with respect to Messrs. Bible and Kilts.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
ARRANGEMENTS

The Company has entered into change of control employment agreements with each of its officer-directors and each of its other executive officers, including those named in the Summary Compensation Table. The agreements provide that, if the executive is terminated other than for cause within three years after a change of control of the Company or if the executive terminates his or her employment for good reason within such three-year period or voluntarily during the 30-day period following the first anniversary of the change of control, the executive is entitled to receive a lump-sum severance payment equal to two and one-half times the sum of his base salary and highest annual bonus, together with certain other payments and benefits, including continuation of employee welfare benefits. An additional payment is required to compensate the executive for excise taxes imposed upon payments under the agreement.

Prior to the acquisition of Kraft, Inc. ("Kraft") by the Company, Mr. Kilts, as well as certain other executives of Kraft, had entered into employment agreements with Kraft which, among other things, provided for a lump-sum cash payment upon termination of employment other than for cause. Following the acquisition of Kraft, these employment agreements were replaced with new agreements between the Company and the executives. These new agreements established, in most cases, a deferred incentive payment account to which was credited a specific number of units with values equal to shares of Common Stock. The account is credited with any increase in the market value of the number of units credited to the account together with the market value of shares of Common Stock resulting from the reinvestment of dividends. In the event of termination of employment, Mr. Kilts will be entitled to the deferred incentive payment and the continuation of medical, dental and life insurance benefits. In the event of involuntary termination of employment without cause, he will be entitled to a lump-sum cash payment equal to his then current base salary and most recent applicable annual incentive compensation or a payment pursuant to the severance plan or policy applicable to him, whichever is greater. If receipt of the deferred incentive payment subjects Mr. Kilts to any federal excise tax, the Company has agreed to make additional payments to place him in the position that would have existed had no such excise tax been payable. Mr. Kilts' account was originally credited with the equivalent of 43,784 shares of Common Stock (after giving effect to stock splits). At February 1, 1996, this account had a value of $5,388,485.

Mr. Bring has entered into an employment agreement with the Company that provides, among other things, for a minimum base salary and participation in benefit plans, including an enhanced retirement benefit.

                         OWNERSHIP OF EQUITY SECURITIES

The following table sets forth information regarding beneficial ownership of Common Stock as of February 1, 1996, by each director, each executive officer named in the Summary Compensation Table and of the directors and executive officers of the Company as a group. The beneficial ownership of each director and executive officer and of the group is less than 1% of outstanding shares.

                                        SOLE VOTING
                                       AND INVESTMENT
NAME                                      POWER(1)        OTHER(2)       TOTAL
----                                   --------------     --------     ---------
Elizabeth E. Bailey................           5,144                        5,144
Geoffrey C. Bible..................         810,869        158,468       969,337
Murray H. Bring....................         107,640         58,710       166,350
Harold Brown.......................           3,114          1,200         4,314
William H. Donaldson...............          11,514                       11,514
Jane Evans.........................           4,004                        4,004
Robert E.R. Huntley................           8,214          1,200         9,414
James M. Kilts.....................         160,136         56,005       216,141
Rupert Murdoch.....................           2,414            100         2,514
John D. Nichols....................           3,879            800         4,679
Richard D. Parsons.................           5,614                        5,614
Roger S. Penske....................           2,814                        2,814
John S. Reed.......................          14,728                       14,728
Hans G. Storr......................         389,560         46,114       435,674
William H. Webb....................          74,061         43,502       117,563
Stephen M. Wolf....................           1,779                        1,779
Group..............................       2,259,028        372,964     2,631,992

---------

(1) Includes maximum number of shares subject to purchase before April 1, 1996, upon the exercise of stock options as follows: G.C. Bible, 810,720; M.H. Bring, 107,640; J.M. Kilts, 149,980; H.G. Storr, 131,940; W.H. Webb, 66,390;
    and group, 1,666,575.

(2) Includes shares held in certain fiduciary capacities (including such holdings by a spouse), unrestricted and restricted shares owned by spouses, minor children and other relatives sharing the home of the director or executive officer and shares subject to purchase before April 1, 1996, upon exercise of stock options by such persons. Beneficial ownership of these shares is disclaimed. Also includes shares held jointly with spouses and shares of restricted stock held by executive officers.

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of the Company's outstanding Common Stock.

                                                                  PERCENT OF
                                                NUMBER OF        COMMON STOCK
                                                 SHARES         OUTSTANDING ON
            NAME AND ADDRESS OF               BENEFICIALLY       FEBRUARY 26,
             BENEFICIAL OWNER                     OWNED              1996
         -------------------------            -------------     --------------
         FMR Corp..........................   50,725,729(1)          6.1%
         82 Devonshire Street
         Boston, MA 02109

---------

(1) According to Schedule 13G, dated February 14, 1996, filed with the Securities and Exchange Commission jointly by FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson and Fidelity Management & Research Company ("Fidelity"), Mr. Johnson is chairman and Ms. Johnson is a director of FMR Corp. and may be deemed to be members of a controlling group with respect to FMR Corp. The Schedule 13G indicates that at December 31, 1995, (i) Fidelity, a wholly-owned subsidiary of FMR Corp., was the beneficial owner of 44,477,741 shares of Common Stock in its capacity as investment adviser to various registered investment companies (the "Fidelity Funds") (the power to vote such shares resides solely with the boards of trustees of the Fidelity Funds, while the power to dispose of such shares resides with Mr. Johnson, FMR Corp., Fidelity and the Fidelity Funds); (ii) Fidelity Management Trust Company, a bank that is wholly-owned by FMR Corp., was the beneficial owner of 5,892,675 shares of Common Stock; (iii) Mr. Johnson was the beneficial owner, either directly or through trusts, of 33,250 shares of Common Stock; and (iv) Fidelity International Limited, an investment adviser of which Mr. Johnson is chairman but which is managed independently from FMR Corp., was the beneficial owner of 322,063 shares of Common Stock. FMR Corp. and Fidelity International Limited each disclaim beneficial ownership of Common Stock beneficially owned by the other.

                             SELECTION OF AUDITORS

The Audit Committee has recommended to the Board that Coopers & Lybrand L.L.P., which firm has been the independent accountants of the Company since 1933, be continued as auditors for the Company. The stockholders are being asked to approve the Board's decision to retain Coopers & Lybrand L.L.P. for the fiscal year ending December 31, 1996. A representative of Coopers & Lybrand L.L.P. will be present at the meeting. The representative will be given an opportunity to make a statement if he or she desires to do so and will be available to answer questions.

THE BOARD RECOMMENDS A VOTE FOR.

                             STOCKHOLDER PROPOSALS

Management and the Board take stockholder proposals very seriously. The Company received this year, as it had last year, a proposal from the International Union of Operating Engineers requesting that the Board refrain from providing retirement benefits to non-employee directors. As discussed on page 7, effective January 1, 1996, the Board terminated the Company's Pension Plan for Non-Employee Directors and, in liquidation of the benefits that would have been payable thereunder, each non-employee director received Common Stock equivalent units. In taking this action, the Board considered the stockholder proposal and the concerns raised by stockholders with respect to such plans.

Various stockholders have submitted the four proposals set forth below. The four proposals have been duly considered by the Board, which has concluded that their adoption would not be in the Company's best interests. For the reasons set forth after each proposal, the Board recommends a vote AGAINST each proposal.

      PROPOSAL 1--FINANCIAL, SOCIAL AND ENVIRONMENTAL COMPENSATION REVIEW

The Sinsinawa Dominicans, 2128 South Central Park Avenue, Chicago, Illinois 60623, claiming beneficial ownership of 25 shares of Common Stock, together with three co-proponents, have submitted the proposal set forth below. The names, addresses and shareholdings of the co-proponents will be furnished upon request made to the Secretary of the Company.

"WHEREAS:

We believe that financial, social and environmental criteria should all be taken into account in fixing compensation packages for corporate officers. Public scrutiny on compensation is reaching a new intensity, not just for the Chief Executive Officer, but for all executives. Concerns expressed include the following:

    --Too often top executives receive considerable increases in compensation packages even when corporate financial performance is poor, stockholders watch dividends slip and stock prices drop.

    --When top officers' compensation packages are compared to those of the lowest paid employees, national authority, Graef Crystal, notes that many U.S. CEO's make 160 times more than the average employee, while in Japan that ratio is 16:1.

    --Former Philip Morris Chairman and CEO, Hamish Maxwell, received more than $24 million when he "stepped down" in 1991. At the same time, thousands of tobacco and dairy farmers who supply our Company were making minimum wage or less.

    --Our Company has promised shareholders cost saving measures. Reducing compensation to our executives may be a more effective strategy than reducing suppliers and laying-off more than 14,000 employees--especially in light of our past annual report theme that "The Strength of Our Brands Begins With Our People."

    --The relationship between compensation and the social and environmental impact of company decision-makers is an important question. For instance, should top officers' pay be reduced if "in their watch" our Company experiences costly fines, expensive, protracted litigation and significant loss of market share? Should the pay of those involved executives be "as usual" when our Company is the object of multiple government investigations and consumer boycotts? Should CEO compensation be affected by our Company's record related to environmentally wasteful packaging, plant closings or public relations problems?

We believe that these considerations deserve the careful scrutiny of our Board and committees dealing with compensation. Other companies, including Procter & Gamble, Bristol-Myers Squibb And Westinghouse have reported to shareholders on how they integrate similar factors into compensation packages.

RESOLVED: Shareholders request that a committee of outside directors of the Board institute an Executive Compensation Review and prepare a report available to shareholders by the October following this year's annual meeting with results of the Review and any recommended changes in practice. The report shall cover pay, benefits, perks, stock options and any special arrangements in the compensation packages for all our Company's top officers.

SUPPORTING STATEMENT

We recommend that the Board consider the following in its review:

1. Ways to link executive compensation more closely to financial performance with proposed criteria and formulae;

2. Ways to link compensation to environmental and social corporate performance (e.g., lower base pay with incentives for meeting or surpassing certain environmental standards);

3. Ways to link financial viability of the company to long-term environmental and social sustainability eg., linkages that avoid short-range thinking and instead promote long-term planning);

4. A description of social and environmental criteria taken into account (eg.; environmental performance, lawsuits, settlements, penalties, violations, investigations, employee relations, financial stability of our suppliers, especially dairy farmers, as well as the communities where we are located)."

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Management believes, and your Board concurs, that your Company's compensation policies and practices are already consistent with the intent of this resolution, and that the Compensation Committee Report on Executive Compensation, which appears on pages 8 to 11 of this proxy statement, provides the essential information that proponents are requesting. Indeed, the Company believes that the current Report provides information that is more comprehensive and more specific, in many respects, than that requested by proponents.

As in past years, this year's Report clearly demonstrates that senior executive compensation is linked very closely to Company performance. As stated in the Report, approximately 60% of the compensation awarded to executive officers in 1995 was "at risk" incentive compensation directly related to the Company's performance.

This link between pay and performance encompasses social and environmental factors. Your Company has long had policies that underscore our commitment to help address the needs of society and return something of value to the many communities in which we operate. For example, we have a nationally recognized charitable contributions program that focuses on education, the arts and hunger and nutrition. In addition, we provide grants to support conservation and environmental organizations, to increase understanding of diversity and to assist in AIDS care, education and research. We have also adopted a comprehensive set of environmental principles that affirm our commitment to reduce the environmental impact of our activities, while continuing to provide quality products that meet the needs of customers. Copies of the Company's environmental principles and guidelines for charitable contributions are available to stockholders upon request. In addition, in furtherance of these policies, the Board has established a Public Affairs and Social Responsibility Committee, an Affirmative Action and Diversity Committee and a Corporate Contributions Policy Committee, consisting of members of the Board and senior management.

Your Board believes that compliance with these policies will improve the long-term performance of the Company and that it is senior management's responsibility to see that these policies are carried out. Failure of management to do so will result in poorer Company performance and, as a result, in reduced compensation for executives.

This proposal was presented to stockholders at the 1995 Annual Meeting and was overwhelmingly defeated. Your Board continues to believe that this proposal is unnecessary and duplicative of existing policies and practices.

THEREFORE, YOUR BOARD URGES STOCKHOLDERS TO VOTE AGAINST THIS PROPOSAL.

                    PROPOSAL 2--ENVIRONMENTAL TOBACCO SMOKE

The Congregation of the Sisters of Charity of the Incarnate Word, P.O. Box 230969, 6510 Lawndale, Houston, Texas 77223-0969, claiming beneficial ownership of 10,000 shares of Common Stock, has submitted the proposal set forth below.

"WHEREAS--the "Environmental Protection Agency . . . concluded 'passive' tobacco smoke is a human lung carcinogen" causing 3,000 lung cancer deaths yearly (The Wall Street Journal, 1/6/1993);

--Since the Report's release, 20 states tightened or considered tightening public smoking laws; 150 local governments enacted smoking bans, the largest being Los Angeles despite a massive effort by the tobacco industry to overturn its ban;

--Our Company ran an ad series in major papers attacking the ETS findings, using just one article. It questioned some methodology, while overlooking many other studies reaching basically the same conclusion about health-hazards connected to ETS. However, in October, 1994, it was revealed the critique's authors (and employer) received in 1993, more than $10,000 from Philip Morris'-related companies. Further findings reveal even more tobacco funding of other "independent" experts used by the tobacco industry to "challenge" ETS data;

--Our Company joined the tobacco industry seeking a permanent injunction overturning the EPA's findings, alleging EPA officials misused scientific data and EPA regulations promoting anti-smoking objectives. The print media's reaction indicated this strategy is filled with contradictions:

    --In an editorial "Let Judge Choke off Tobacco Suit," The Milwaukee Journal editorialized: "In a transparent attempt to stave off further regulation of smoking, the tobacco industry has sued the US Environmental Protection Agency for deeming secondhand cigarette smoke a cancer risk to non-smokers. Now here is a business in deep denial. May the judge assigned to hear the industry's case see this frivolous lawsuit for what it is and throw it out" (6/24/1993).

    --USAToday editorialized: "Small wonder that the tobacco industry is resorting to ever more desperate measures." It continued: "The industry has a lonely battle to fight. It may be the sole entity harmed by smoking restriction. . . . With so much going for them, smoking bans are a valuable tool for those yearning to breathe free" (6/24/1993).

    --The Los Angeles Times, editorialized (6/25/1993): "The tobacco industry increasingly recognizes the EPA's findings could do what decades of public service announcements about smoking failed to do--dramatically change laws governing smoking. As such, nervous cigarette makers feel themselves backed into a corner.

    Not surprisingly, then, they are lashing out. In a federal suit filed Tuesday, a coalition of tobacco groups wants the EPA report declared null and void. The EPA was biased in its use of scientific findings, the industry contends. 'The science' of cigarette smoking in humans 'is complex,' say the cigarette makers. Perhaps. But the personal and financial cost of smoking-related diseases is quite clear."

--No labels warn about ETS. Our Company has not paid any plaintiffs by arguing that warnings free it from responsibility. Efforts to undermine notification of ETS hazards might result in huge awards for lost ETS lawsuits;

RESOLVED that shareholders request Philip Morris to cease expenditures of funds challenging legitimate studies consistently showing the health hazards of environmental tobacco smoke (ETS)."

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Company believes that the lawsuit challenging the EPA's risk assessment and classification of ETS as a Group A carcinogen has substantial merit. The Company's domestic tobacco subsidiary, Philip Morris Incorporated, is participating in the lawsuit because it believes the EPA misused scientific data, exceeded its authority, and failed to follow its own guidelines, in order to promote an anti-smoking policy. By using language from certain editorials that express a point of view rather than discuss the facts or merits of the lawsuit, the proponents create the erroneous impression that the EPA's findings are universally supported by all groups other than the tobacco industry. This is certainly not the case. Indeed, the Congressional Research Service, a division of the Library of Congress that serves as an independent research arm of Congress, recently released a report that calls into question the validity of the EPA's risk assessment as well as the proposal by the Occupational Safety and Health Administration to impose severe restrictions on smoking in the workplace.

Proponents warn of "huge awards for lost ETS lawsuits." Yet, the Company has never paid money damages to plaintiffs in smoking and health cases. The proponents offer no proof that ETS lawsuits will be lost, or result in huge awards.

The Company has a right to oppose legislation prohibiting smoking in public places. It is the Company's position that the interests of both smokers and non-smokers can be protected through a policy of accommodation in which public areas are provided for both smoking and non-smoking. In light of such studies as the recent Congressional Research Service report, the Company continues to believe that the scientific evidence does not support the EPA's position with respect to ETS.

This proposal was presented to stockholders at the 1994 and 1995 Annual Meetings and was defeated overwhelmingly each time. Your Company continues to believe that it must be able to challenge any studies which it believes are faulty and any regulations based on such studies which would improperly and unfairly attempt to affect the use of tobacco products.

THEREFORE, YOUR BOARD URGES STOCKHOLDERS TO VOTE AGAINST THIS PROPOSAL.

       PROPOSAL 3--SPIN OFF NON-TOBACCO BUSINESS FROM REST OF CORPORATION

The Congregation of Divine Providence, Inc., P.O. Box 197, 18811 Scenic Loop, Helotes, Texas 78023, claiming beneficial ownership of 2,200 shares of Common Stock, has submitted the proposal set forth below.

"WHEREAS, some institutional investors have been uneasy about Philip Morris's potential legal liability for the health problems of smokers, and think that such problems have depressed the share price of tobacco companies' stock (The New York Times 9/22/94);

--Increased litigation coming from states and private insurers indicate new and ominous challenges that might undermine the value of the stock. The stock value might be increased if the tobacco division(s) would be separated from the other divisions. For instance, when Kimberly-Clark (who supplied our paper for cigarettes and who was also named in litigation for its cigarette involvement) announced it would spin-off its tobacco-related entities, its stock rose almost 5% the next day.

--Despite this positive sign on the street regarding Kimberly-Clark's decision to spin-off its tobacco entities, and the parallel positive signs related to RJR Nabisco's movement toward spin-off, Philip Morris decided in May, 1994 "not to separate the Company's food and tobacco businesses and, further, that this issue would not be placed before the Board again for the foreseeable future;"

--consumer boycott of Philip Morris' products has been launched by INFACT a consumer activist group. It successfully brought infant formula companies to change their practices and General Electric to sell a good portion of its nuclear weapons business. Among INFACT's demands to end the boycott include the Company's need to stop marketing to children and young people, stop influencing public policy, and pay its just share of health care costs associated with tobacco use;

--The combination of litigation and boycott may adversely affect the price of our Company's stock which might be further enhanced if there would be a spin-off of the tobacco and non-tobacco businesses;

--Spinoffs and breakups like the one that drove up AT&T's stock by 11% in one day "have produced a gold mine in the past two and a half years for divesting companies and investors." according to The Wall Street Journal (09/21/95);

RESOLVED that shareholders ask management to take steps to accomplish a separation of the Corporation's non-tobacco business from all its tobacco businesses by January 1, 1997."

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

In May 1994, your Company announced that its Board of Directors had decided not to separate the Company's food and tobacco businesses. This decision was made after months of management review and deliberation, with the benefit of advice and counsel from leading investment advisors and lawyers. Upon review, your Board concluded that it was not clear that separation of the businesses would result in a meaningful, enduring increase in stockholder value. It was clear, however, that such a decision would have resulted in a prolonged, complicated and costly structural transaction. The resulting uncertainties, including the possibility of protracted litigation, posed a risk of disrupting the Company's businesses, possibly causing stockholder value to diminish.

The Board is committed to enhancing stockholder value and remains convinced that its decision in May 1994 was correct, as evidenced by the Company's strong performance and impressive total stockholder return in 1995. The Company's 1995 net earnings were up 15.9% over 1994, and net earnings per share were up 19.4%, to $6.51 (15.3%, 18.9% and $6.48, respectively, including the effect of two accounting standards adopted in the first quarter of 1995). Total stockholder return (increase in share price with quarterly reinvestment of dividends) was 64.5% in 1995 versus 37% for the S&P 500 Index. Currently, no alternative business structure that would provide for the separation of the food and tobacco businesses is deemed by management and your Board to be feasible or desirable. A similar proposal was presented to stockholders at last year's Annual Meeting and was overwhelmingly rejected.

THEREFORE, YOUR BOARD URGES STOCKHOLDERS TO VOTE AGAINST THIS PROPOSAL.

          PROPOSAL 4--NAMING AND CURBING NICOTINE IN TOBACCO PRODUCTS

Dr. Gregory N. Connolly, 399 Common Street, Belmont, Massachusetts 02178, who claims beneficial ownership of 30 shares of Common Stock, has submitted the proposal set forth below.

"WHEREAS the federal Food and Drug Administration has proposed regulating cigarettes and smokeless tobacco products as drugs;

--Virtually every major health organization in the United States of America as well as throughout the world has concluded that cigarette smoking and smokeless tobacco-use are addictive;

--An estimated 40 million people smoke in the United States; a vast majority of these are addicted to tobacco use. Each day 3,000 young people begin to smoke. Of these one half will become addicted and of these, half will die of smoking;

--Most who smoke want to stop but find this difficult to do so;

--It has been recognized by the medical profession as well as many in the tobacco industry that the addictive ingredient in tobacco is nicotine;

--The FDA reported that nicotine content in cigarettes has increased for all brand categories including regular, low nicotine and ultra low brands from 1982 to 1992;

--Our company is being sued in a national class action suit alleging that we intentionally addict consumers through the design, manufacture and marketing of our brands and that our tobacco products have caused serious health problems to the class members;

--A successful lawsuit may affect adversely and seriously the price of our stock;

--Certain tobacco companies have developed new nicotine analogs that reduce certain adverse health effects of nicotine while maintaining pharmacological effects which could be beneficial to smokers who want to quit;

--A "smokeless cigarette" has also been developed that eliminates many toxic agents in cigarette smoke;

--Scientists have recommended that nicotine levels in tobacco products be slowly reduced to a level that cannot induce addiction among young non-smokers;

--The technology is available to our company for it to reduce nicotine content in its tobacco products;

--A panel of experts recently concluded that the current Federal Trade Commission's rating for nicotine in cigarettes does not provide adequate information for smokers about how much nicotine they actually receive from smoking;

RESOLVED that shareholders request the Board to take steps to preserve the health of its tobacco-using customers. We suggest the following steps:

1. Develop and publicize nicotine ratings for each of our cigarette brands and to make this available in accurate information to our customers about how much nicotine they consume when smoking.

2. Determine the nicotine level in cigarettes at which nicotine addiction cannot be induced or maintained. With this information, the Company shall implement a program that would gradually reduce levels of nicotine in our brands over an appropriate time period to a level that is not addictive. This effort to reduce nicotine availability would be undertaken in collaboration with independent health experts.

3. Develop and market new nicotine or nicotine-like products that have minimal toxic agents that can be used by our consumers in lieu of cigarette smoking, and market these products as drugs or medical devices to help adult smokers quit tobacco use."

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Smoking is a complex behavioral activity, and its motivations and practices vary among smokers. Roughly 40 million people in the United States have stopped smoking, and about 90% of them have done so without professional assistance.

The "tar" and nicotine yields of cigarettes are measured and reported under the auspices of the Federal Trade Commission ("FTC"). The FTC testing method, which was developed through the cooperation of the FTC staff and independent and tobacco company scientists, is designed to provide "tar" and nicotine ratings for use by consumers in comparing cigarette brands. The International Organization for Standardization method, used in many foreign countries, is nearly identical to the FTC method and produces similar "tar" and nicotine ratings. Pursuant to an agreement sanctioned by the FTC, Philip Morris Incorporated, like all other U.S. cigarette companies, follows the FTC method, and the FTC "tar" and nicotine ratings are as a practical matter the only ones that may be advertised to consumers. Indeed, to develop and publicize additional separate ratings would be inconsistent with the FTC's primary objective, which is to provide consumers with a standard to compare competing cigarette brands.

Cigarettes from Philip Morris Incorporated and its competitors are currently available across the full range of "tar" and nicotine yields, allowing consumers to exercise their individual preferences.

The Company is not engaged in the manufacture or sale of drugs and medical devices. Various smoking cessation products containing nicotine, such as nicotine gum and nicotine patches, are currently available on the market. It should be noted that the varying degrees of effectiveness of these products suggest that people do not smoke simply to obtain nicotine.

THEREFORE, YOUR BOARD URGES STOCKHOLDERS TO VOTE AGAINST THIS PROPOSAL.

                                 OTHER MATTERS

Management knows of no other business that will be presented to the meeting for a vote, except that it has been advised that stockholder proposals not included in this proxy statement may be presented. If other matters properly come before the meeting, including proposals omitted from this proxy statement and accompanying proxy pursuant to the rules of the Securities and Exchange Commission, the persons named as proxies will vote on them in accordance with their best judgment.

The cost of this solicitation of proxies will be borne by the Company. In addition to the use of the mails, some of the officers and regular employees of the Company may solicit proxies by telephone and will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such persons. The Company will reimburse such persons for expenses incurred in forwarding such soliciting material. It is contemplated that additional solicitation of proxies will be made in the same manner under the engagement and direction of D.F. King & Co., 77 Water Street, New York, NY 10005, at an anticipated cost of $21,000, plus reimbursement of out-of-pocket expenses.

                              1997 ANNUAL MEETING

Stockholders wishing to suggest candidates to the Nominating and Corporate Governance Committee for consideration as directors may submit names and biographical data to the Secretary of the Company.

The Company's By-Laws prescribe the procedures a stockholder must follow to nominate directors or to bring other business before stockholder meetings. For a stockholder to nominate a candidate for director at the 1997 Annual Meeting, presently anticipated to be held April 24, 1997, notice of the nomination must be received by the Company between October 12 and November 11, 1996. The notice must describe various matters regarding the nominee, including the name, address, occupation and shares held. For a stockholder to bring other matters before the 1997 Annual Meeting, notice must be received by the Company within the time limits described above. The notice must include a description of the proposed business, the reasons therefore and other specified matters. For a matter to be included in the Company's proxy statement and proxy for the 1997 Annual Meeting, notice must be received by the Company on or before November 11, 1996. In each case, the notice must be given to the Secretary of the Company, whose address is 120 Park Avenue, New York, NY 10017. Any stockholder desiring a copy of the Company's By-Laws will be furnished one without charge upon written request to the Secretary.

                                          G. Penn Holsenbeck
                                          Vice President and Secretary

March 11, 1996

                          PHILIP MORRIS COMPANIES INC.
              Proxy Solicited on Behalf of the Board of Directors
                         Annual Meeting April 25, 1996

P

R       Geoffrey C. Bible, Murray H. Bring and Hans G. Storr, and each of them, are appointed attorneys, with power of substitution, to vote, as indicated on the
O       matters set forth on the reverse hereof and in their discretion upon such other business as may properly come before the meeting, all shares of the
X       undersigned in Philip Morris Companies Inc. (the "Company") at the annual meeting of stockholders to be held at the Philip Morris Manufacturing
Y       Center, Richmond, Virginia, April 25, 1996, at 9:00 a.m., and at all
        adjournments thereof.
|
|         Election of Directors, Nominees:

          Elizabeth E. Bailey, Geoffrey C. Bible, Murray H. Bring, Harold Brown,
          William H. Donaldson, Jane Evans, Robert E.R. Huntley, Rupert Murdoch,
          John D. Nichols, Richard D. Parsons, Roger S. Penske, John S. Reed,
          Hans G. Storr and Stephen M. Wolf.

     This card also serves to instruct the administrator of the Company's dividend reinvestment and voluntary cash payment plan and the trustee of each defined contribution plan sponsored by the Company or any of its subsidiaries how to vote shares held for a stockholder or employee participating in any such plan.



SEE  REVERSE. If you wish to vote in accordance with the Board of Directors'          SEE REVERSE
     recommendations, just sign on the reverse. You need not mark any boxes.             SIDE


                                         FOLD AND DETACH PROXY CARD HERE


[PHILIP MORRIS LOGO]


PHILIP MORRIS        DIRECTIONS                   ADDRESS                 For hotel information
COMPANIES INC.       The Philip Morris            3601 Commerce Road      in the Richmond area,
                     Manufacturing Center         Richmond, Virginia      please call the
                     is located approximately                             Richmond
                     6 miles south of             PHONE                   Convention & Tourism
                     downtown Richmond            (804) 274-5492          Bureau at
                     off of Interstate 95.                                1-800-370-9004



ANNUAL
STOCKHOLDERS
MEETING


              -------------------------     -------------------------
              !                       !     !                       !
              !                       !     !                       !
              !                       !     !                       !
              !                       !     !                       !
              !          M A P        !     !         M A P         !
              !                       !     !                       !
              !                       !     !                       !
              !                       !     !                       !
              !                       !     !                       !
              !                       !     !                       !
              -------------------------     -------------------------

[X]  Please mark your                                                   [0142
     votes as in this
     example.

     This Proxy when properly executed will be voted as specified. If no specification is made, this proxy will be voted FOR the election of directors, FOR the selection of auditors and AGAINST each of the stockholder proposals.

                       The Board of Directors recommends a vote FOR:                  The Board of Directors recommends
                                                                                      a vote AGAINST
                                                                                                            FOR   AGAINST   ABSTAIN
                    FOR         WITHHELD                  FOR     AGAINST   ABSTAIN   Stockholder Proposal  [  ]  [    ]    [     ]
1. Election of                                                                        No. 1.
   Directors (see  [    ]       [    ]    2. Selection   [   ]    [   ]     [   ]
   reverse)                                  of Auditors                              Stockholder Proposal  [  ]  [    ]    [     ]
                                                                                      No. 2.
For, except vote withheld from the following nominee(s):
                                                                                      Stockholder Proposal  [  ]  [    ]    [     ]
                                                                                      No. 3.
----------------------------------------
                                                                                      Stockholder Proposal  [  ]  [    ]    [     ]
                                                                                      No. 4.

                                                                                      The signer hereby revokes all proxies
                                                                                      heretofore given by the signer to vote
                                                                                      at said meeting or any adjournments
                                                                                      thereof.

                                                                                      NOTE: Please sign exactly as name appears
                                                                                            hereon.  Joint owners should each sign.
                                                                                            When signing as attorney, executor,
                                                                                            administrator, trustee or guardian,
                                                                                            please give full title as such.



                                                                                     ----------------------------------------------


                                                                                     ----------------------------------------------
                                                                                      SIGNATURE(S)                          DATE



                                     FOLD AND DETACH PROXY CARD HERE
             RETURN PROXY CARD IN ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING


[PHILIP MORRISS LOGO]			PHILIP MORRIS COMPANIES INC.
					1996 ANNUAL MEETING OF
Admission Ticket			STOCKHOLDERS
----------------                        Thursday, April 25, 1996
   		                        9:00 A.M.
					The Philip Morris Manufacturing Center
					3601 Commerce Road
					Richmond, Virginia

					--------------------------------------

					Please present this ticket to the Philip Morris
					representative in the Registration Area.  Only the
					stockholder or the person holding a proxy from the
					stockholder whose name(s) appears on this ticket
					will be admitted.

------------------------------------------------------------------------------------------

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card above.

See reverse side for directions to Meeting.